Exhibit 10.4

Office Lease Agreement

Contract No.: DXZB-FWZL2023040101

Lessor (Party A): Shandong Dingxin Energy Saving Technology Group Co., Ltd.

Lessee (Party B): Shandong Dingxin Ecological Environment Co., Ltd.

In accordance with the Civil Code of the People’s Republic of China and relevant laws and regulations, both Party A and Party B have reached the following agreement through equal consultation regarding the lease of office space in Dingxin Building:

Article 1: Leased Property

Party A legally owns the office space located on the 5th floor, north side, of Dingxin Building, No. 106 Aokema Avenue, Laishan District, Yantai City, with a total construction area of approximately 200 square meters.

Article 2: Purpose of Lease

The leased office space shall be used solely for office purposes. Party B shall not engage in any activities that violate national laws and regulations and shall not change the use of the leased office space without prior consent from Party A.

Article 3: Lease Term

1. The lease term of this contract is _5_ years, from _April 1, 2023_, to _March 31, 2028_.

2. Renewal: Upon expiration of the lease term, Party B shall have the right of first refusal to renew the lease. The renewal rent will be negotiated by both parties based on the market conditions at the time.

Article 4: Rent

1. The annual rent for the leased office space is ¥50,000 (RMB Fifty Thousand Yuan).

2. Payment Method: Party B shall make a lump-sum payment of the annual rent upon the official signing of this contract. For subsequent years, the rent for the following year shall be paid in full by March 1st of each year (one month in advance).

Article 5: Property Management and Other Related Fees

Property management fees and utilities shall be borne by Party A. Any changes in these fees will be resolved through consultation between both parties.

Article 6: Obligations of Party B

1. Party B shall not sublease or lend the leased office space to any third party without Party A’s consent, nor change its intended use, or engage in illegal activities.

2. Party B is responsible for fire safety and security. If safety incidents occur due to Party B’s negligence or poor management, Party B shall bear all related responsibilities. Party B must comply with all fire safety regulations set by Party A.

3. Party B shall take good care of the office space and its facilities. Any damage must be compensated at cost. Public areas, such as electrical boxes and walls, may not be used without permission.

4. Party B shall cooperate with Party A in managing the office and maintain environmental hygiene. Construction waste and daily garbage must be disposed of promptly, without damaging the surrounding environment.

5. Party B shall save resources and abide by Party A’s regulations regarding the management of public areas. No loud noises or activities disturbing other tenants are permitted in public areas during office or construction hours.

6. All expenses incurred from renovations conducted by Party B shall be borne by Party B. No renovation compensation shall be requested from Party A when the office is vacated.

7. Party B shall not undertake any internal renovations or installations in the leased office space without prior approval from Party A.

8. Party B must ensure that its renovation works do not damage the structure of the building or interfere with the operations of other tenants. Party B shall be liable for any losses caused by its renovation contractor’s violations.

9. Party B shall be liable for any damage to the office’s structure, electrical systems, or pipelines caused by its installations or misuse.

10. Renovation and equipment installation expenses shall be borne by Party B, and Party B is responsible for the maintenance and repair of such installations.

Article 7: Obligations of Party A

1. Party A guarantees the clear title of the leased property and is responsible for resolving any disputes arising from property rights.

2. Upon contract expiration, if Party B opts to renew, Party A shall grant Party B the right of first refusal under equal conditions.

3. Party B is responsible for all renovation expenses. Party A shall provide the necessary support during the renovation process and coordinate any related matters with local authorities.

4. Party B shall not be held liable for wear and tear due to natural causes or reasonable use of the office and its facilities.

Article 8: Breach of Contract

1. Both parties shall be deemed in breach of contract if they violate the terms stated above. If Party B violates any of these provisions, Party A has the right to take appropriate action, including warnings or early termination of the contract, without refunding rent.

2. If Party B terminates the contract early, the rent already paid shall not be refunded.

3. If Party B fails to pay the annual rent on time, a late fee of 0.3% per day shall be charged. If the rent is overdue by more than 7 days, Party A reserves the right to terminate the contract and reclaim the property.

4. Without Party A’s written consent, Party B shall not sublease the office space. Any such action will constitute a breach of contract, entitling Party A to terminate the contract and reclaim the office space.

5. If Party A terminates the contract early or causes Party B to vacate the premises for reasons attributable to Party A, Party A shall refund twice the performance bond and compensate Party B for renovation losses.

6. The breaching party shall compensate the non-breaching party for any losses caused by failure to fulfill obligations or by the early termination of this contract.

Article 9: Dispute Resolution

Any disputes arising from the execution of this contract shall be resolved through friendly negotiation. If negotiation fails, either party may file a lawsuit with the People’s Court of Laishan District, Yantai City.

Article 10: Supplemental Provisions

Any matters not covered in this contract may be negotiated separately. Any supplementary agreements signed by both parties shall have the same legal effect as this contract.

Article 11: Effectiveness of the Contract

This contract becomes effective upon being signed and sealed by both parties. It is made in two copies, with each party holding one copy.

Party A: Shandong Dingxin Energy Saving Technology Group Co., Ltd.

Representative: [*]

Contact Number: [*]

Bank Name: Yantai Rural Commercial Bank, Laishan Branch

Account Number: [*]

Date: April 1, 2023

Party B: Shandong Dingxin Ecological Environment Co., Ltd.

Representative: [*]

Contact Number: [*]

Date: April 1, 2023

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